SHAREHOLDER MEETING (Unaudited)


On September 20, 2000, a shareholder meeting was held at which the following items and proposals were approved, as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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PROPOSAL NO. 1

Election of Trustees

NOMINEE                                     FOR                                 WITHHOLD/ABSTAIN          TOTAL

William L. Armstrong                        525,148,434.513                     12,998,236.894            538,146,671.407
Robert G. Avis                              525,194,975.808                     12,951,695.599            538,146,671.407
George C. Bowen                             525,246,167.352                     12,900,504.055            538,146,671.407
Edward L. Cameron                           525,257,205.636                     12,889,465.771            538,146,671.407
Jon S. Fossel                               525,310,855.983                     12,835,815.424            538,146,671.407
Sam Freedman                                525,227,181.129                     12,919,490.278            538,146,671.407
Raymond J. Kalinowski                       524,816,532.104                     13,330,139.303            538,146,671.407
C. Howard Kast                              524,372,698.626                     13,773,972.781            538,146,671.407
Robert M. Kirchner                          524,456,936.182                     13,689,735.225            538,146,671.407
Bridget A. Macaskill                        525,301,814.052                     12,844,857.355            538,146,671.407
F. William Marshal ,                        525,238,164.224                     12,908,507.183            538,146,671.407
James C. Swain                              525,158,864.886                     12,987,806.521            538,146,671.407
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
                                                                       WITHHELD/
                  FOR                       AGAINST                    ABSTAIN                   TOTAL
PROPOSAL NO. 2

Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Fund for the fiscal year beginning January 1, 2001.

                  513,094,436.430            5,088,293.356             19,963,941.621            538,146,671.407

PROPOSAL NO. 3(A)

Approval to eliminate the fundamental policy for Oppenheimer High Income Fund/VA on investing in the securities of companies for the purpose of exercising control of management.

                   28,896,852.225            1,528,376.790              1,858,192.653             32,283,421.668

PROPOSAL NO. 3(B)

Approval to eliminate the fundamental policy for Oppenheimer High Income Fund/VA on purchasing the securities of issuers in which officers or trustees have an interest.

                   28,099,091.674            2,294,652.219              1,889,677.775             32,283,421.668

PROPOSAL NO. 3(C)

Approval to eliminate the fundamental policy for Oppenheimer High Income Fund/VA on investing in oil, gas or other mineral explorations or development programs.

                   28,962,371.797            1,365,115.729              1,955,934.142             32,283,421.668

PROPOSAL NO. 4

Approval to change four of the fundamental policies for Oppenheimer High Income Fund/VA to permit the Fund to participate in an inter-fund lending arrangement.

                   28,920,981.661            1,271,460.182              2,090,979.825             32,283,421.668

PROPOSAL NO. 6

Approval of authorizing the Trustees to adopt an Amended and Restated Declaration of Trust.

                  487,784,405.554           19,090,438.484             31,271,827.369            538,146,671.407
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